Exhibit 10.1

MASTER AMENDMENT AND OPTION AGREEMENT

THIS MASTER AMENDMENT AND OPTION AGREEMENT (this “Agreement”), dated as of March 5, 2018, is between Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), HNA Tourism Group Co., Ltd., a People’s Republic of China (“PRC”) company (“HNA”), and HNA HLT Holdco I LLC, a Delaware limited liability company (the “Selling Stockholder”).

RECITALS

A.    HNA, through the Selling Stockholder (its indirect subsidiary), purchased 53,651,453 shares of the Company’s Common Stock on March 15, 2017 from affiliates of The Blackstone Group L.P. In anticipation of such purchase, HNA and the Company entered into a Registration Rights Agreement, dated as of October 24, 2016 (the “Registration Rights Agreement”), pursuant to which, beginning on March 15, 2019 (the “Expiration Date”) HNA and certain affiliates have “demand” and “piggyback” registration rights.

B.    HNA has communicated to the Company its interest in selling all of its shares prior to the Expiration Date and requested that the Company provide earlier registration rights to facilitate such sales. In connection with such request, the Company and HNA have agreed to make several changes to the existing terms of the Registration Rights Agreement and the Stockholders Agreement, dated as of October 24, 2016, among HNA, HNA Group Co., Ltd., a PRC company (“HNA Group”), and the Company (the “Stockholders Agreement”).

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

AMENDMENTS TO REGISTRATION RIGHTS AGREEMENT

SECTION 1.1 Acceleration of HNA Demand Rights. Effective immediately upon the occurrence of the Resignation Condition (as defined herein), Article II, Section 2.2(a) (General) of the Registration Rights Agreement is hereby amended by deleting “the second (2nd) anniversary of the Effective Date (or earlier if the Company agrees to waive the two-year transfer registration under the Stockholders Agreement)” and replacing it with “March 5, 2018.” The “Resignation Condition” shall mean the delivery by Xianyi Mu to the Company of his resignation from the Company’s Board of Directors (which expressly provides that it shall be effective only upon the closing of the First Public Offering (as defined herein)).

SECTION 1.2 HNA Demand Rights Must Utilize Existing Shelf if Available.

(a) Article II, Section 2.2(a) (General) of the Registration Rights Agreement is hereby amended by inserting after paragraph (y) the following: “Notwithstanding the foregoing, if the Company has an effective shelf registration statement that would permit the offer and sale of Registrable Securities, the Company shall not be obligated to file a registration statement relating to any registration request. In such case, HNA shall have the right to request a “takedown” of Registrable Securities off of such effective shelf registration statement.”

(b) Article II, Section 2.2(b) (Form) of the Registration Rights Agreement is hereby deleted and replaced as follows: “If the Company does not have an effective shelf registration statement that would permit the offer and sale of Registrable Securities, upon the written request of a Demand Party requesting that the Company effect the registration of Registrable Securities pursuant to this Section 2.2, the Company shall file a registration statement on Form S-3 (or any successor rule or form thereto) that would permit (or would permit upon the filing of a prospectus supplement) the offer and sale of Registrable Securities, or, if the Company is not then eligible to use such form for such offer and sale, such other form as is reasonably requested by the Demand Party.”

SECTION 1.3 Lockup Amended to be 90 Days and Applies to Requests Both to File a Registration Statement and to Facilitate a Shelf “Takedown” Offering. Article II, Section 2.2(a) (General) of the Registration Rights Agreement is hereby amended by inserting, after the first reference to “this Section 2.2(a)”, the following: “or facilitate a “takedown” of the Demand Party’s Registrable Securities off of an effective shelf registration statement”. Article II, Section 2.2(a)(x) is hereby amended by deleting each reference to “one hundred eighty (180) days” and replacing each with “ninety (90) days.” Article II, Section 2.2(a)(x) is hereby further amended by deleting the phrase “(or such lesser period as the managing underwriters in an underwritten offering may permit)”. Article II, Section 2.2(a)(x) is hereby further amended by inserting, after the reference to “in Section 2.1”, the following: “or after the closing date of any “takedown” of the Demand Party’s Registrable Securities off of an effective shelf registration statement”.

SECTION 1.4 HNA Pays Registration Expenses. Article II, Section 2.2(c) (Expenses) of the Registration Rights Agreement is hereby amended by deleting “The Company” and replacing it with “The Demand Party” and by adding to the end of the Section the following sentence: “Such expenses shall be payable at the closing of the relevant offering (with any additional expenses being payable at such time or times designated by the Company).” The definition of “Registration Expenses” is hereby amended by inserting at the end of clause (e) thereof “, and including any other reasonable fees and disbursements of Hogan Lovells US LLP and Ernst & Young LLP for services rendered in connection with the transactions contemplated by this Agreement, the negotiation of the Master Amendment and Option Agreement, dated on or about March 5, 2018, between the Company, HNA and HNA HLT Holdco I LLC (the “MAOA”), and the transactions contemplated by the MAOA (other than services rendered in connection with the negotiation or exercise of the Option).” Each underwriting agreement shall expressly provide that the Registration Expenses (as defined in the Registration Rights Agreement) shall be directly paid to the Company, Hogan Lovells US LLP or Ernst & Young LLP, as applicable, from the proceeds otherwise payable to the applicable Holder.

SECTION 1.5 Company Determines Plan of Distribution and HNA and Company Jointly Determine Underwriters. Article II, Section 2.2(d) (Plan of Distribution, Underwriters and Counsel) of the Registration Rights Agreement is hereby deleted and replaced as follows: “If a request for registration is made pursuant to this Section 2.2, the Company shall have the right to determine the plan of distribution (which, for the avoidance of doubt, shall include the designation of the specific investors to which the Registrable Securities shall be sold). HNA shall determine whether or not the Registrable Securities will be sold at the pricing of the offering (and HNA’s decision to sell the Registrable Securities, as evidenced by the execution of the applicable underwriting agreement, shall constitute HNA’s and the applicable Holder’s full and final acceptance of the plan of distribution determined by the Company). To the extent the registration involves an underwritten offering, the Company and HNA shall have the right to select the investment banks to act as (i) active bookrunning managers, (ii) passive bookrunning managers, (iii) co-managers and (iv) any other members of the underwriting syndicate. The selection process for the foregoing clauses (i), (ii), (iii) and (iv) shall occur on an alternating basis (with the Company selecting first in each case and HNA then selecting a second bank at the same level). As a result of the Company’s first selection, the “lead left” bookrunning manager shall be selected by the Company (and such bookrunning manager shall (x) lead the offering with all customary roles and responsibilities traditionally assigned to the “lead left” bookrunning manager and (y) serve as the stabilization agent). The syndicate arrangements, including the underwriting spread and division of economics among the underwriters, shall be mutually agreed and based upon the market practice for similar transactions. In particular, the Company and HNA shall each have the right to designate the economics to be allocated to the banks appointed by them, with each party being able to so designate one half of the economics in the offering. The Demand Party shall have the right to select counsel for the selling Holders.” Notwithstanding the foregoing, in respect of the First Public Offering (as defined below), there shall be two active bookrunners and five passive bookrunners, with (w) the Company appointing one active bookrunner and two passive bookrunners, (x) HNA appointing one active bookrunner and three passive bookrunners, (y) the two active bookrunners receiving 56% of the economics of the offering (evenly split between such two active bookrunners) and the five passive bookrunners receiving the remaining 44% of the economics of the offering (split 60% to the three HNA- appointed passive bookrunners as designated by HNA and 40% to the two Company-appointed passive bookrunners as designated by the Company) and (z) the underwriting discounts and commissions (i.e., the “gross spread”) shall be 3.5% of the public offering price per share. All other matters set forth above in this Section 1.5 (including the Company’s designation of “lead left”, the roles of “lead left” and the designation of the “lead left” as the stabilization agent) shall remain the same for the First Public Offering.

SECTION 1.6 Tax Opinion and Audit Cooperation Condition and Covenant. Article II, Section 2.2 of the Registration Rights Agreement is hereby amended by inserting after section 2.2(h) the following: “(i) To the extent the registration or “takedown” from an effective registration statement involves an underwritten offering, the closing of such underwritten offering shall be conditioned on the satisfaction of the Tax Opinion and Audit Cooperation Condition (with such condition being expressly provided for the benefit of the Company in the underwriting agreement for such offering). The “Tax Opinion and Audit Cooperation Condition” shall mean that (i) HNA and any Holder acting as a “selling stockholder” in such offering shall have executed and delivered to Hogan Lovells US LLP (“Hogan Lovells”) an officer’s certificate, in form and substance acceptable to Hogan Lovells (the “HNA Rep Letter”), containing representations necessary for Hogan Lovells to deliver to Hilton Worldwide Holdings Inc. (“Hilton”) a tax opinion acceptable to Hilton that will allow the closing of such underwritten offering or other transaction (an “Unqualified Opinion”), (ii) HNA and any Holder acting as a “selling stockholder” in such offering shall have executed and delivered to Hilton a letter agreement, in form and substance acceptable to Hilton (the “Letter Agreement”), related to the correctness of the representations in the HNA Rep Letter and cooperation by HNA and such Holder with any audit, examination, proposed adjustment or inquiry or other proceeding concerning the tax treatment of the Distribution (as defined in the Tax Matters Agreement, dated as of January 2, 2017, by and among Hilton, the Company, Hilton Grand Vacation Inc. and Hilton Domestic Operating Company Inc. (the “Tax Matters Agreement”)) and (iii) the Company shall have caused Hogan Lovells to provide an Unqualified Opinion to Hilton that Hilton has acknowledged in writing is in form and substance reasonably acceptable to Hilton. Prior to the pricing of any underwritten public offering, HNA and such Holder shall (i) cause to be executed and delivered into escrow the HNA Rep Letter and the Letter Agreement, (ii) instruct the HNA designees (as defined in the MAOA) to make such changes (and only such changes) to such HNA Rep Letter and Letter Agreement delivered into escrow, prior to the closing of the offering, as are required to incorporate pricing- and closing-related information related to the offering required for Hogan Lovells to deliver an Unqualified Opinion to Hilton and (iii) provide for the automatic release of such HNA Rep Letter and Letter Agreement from escrow to Hogan Lovells and Hilton, respectively, on the closing date.”

SECTION 1.7 Certain Amendments to Expire on March 15, 2019. The amendments to the Registration Rights Agreement set forth in Sections 1.4, 1.5 and 1.6 above shall only apply with respect to any registration or “takedown” request delivered prior to the Expiration Date. With respect to any registration or “takedown” request delivered on or after the Expiration Date, the amendments set forth in Sections 1.4, 1.5 and 1.6 above shall not apply (and the original provisions of the Registration Rights Agreement shall instead be in effect).

SECTION 1.8 Deemed Request for Registration. HNA and the Selling Stockholder shall be deemed to have delivered on the date hereof the written request required under Section 2.2(a) of the Registration Rights Agreement to effect an underwritten public secondary offering for the offer and sale of approximately 37,000,000 shares of Company Common Stock (inclusive of both the firm shares and optional shares for such proposed offering) (with such request becoming effective upon the occurrence of the Resignation Condition). As of the date of this Agreement, such offering is contemplated by the parties to be the First Public Offering (subject to the last sentence of Section 3.1).

ARTICLE II

AMENDMENTS TO STOCKHOLDERS AGREEMENT

SECTION 2.1 Elimination of HNA Board Designation and Related Rights. Effective upon the closing of the First Public Offering, Article II (Corporate Governance Matters) of the Stockholders Agreement will be deleted.

SECTION 2.2 Adjustment of Voting Discretion such that HNA Must Vote Shares in Favor of Board and Governance Committee Candidates. Effective upon the closing of the First Public Offering, Section 3.1 (Voting in an Uncontested Election) of the Stockholders Agreement is hereby amended by deleting the following three phrases: (i) “at their sole discretion either (i)”, (ii) “, or (ii) in the same proportion … and Corporate Governance Committee”, and (iii) “must elect to vote … this Section 3.1 and”. Effective upon the closing of the First Public Offering, Section 3.2 (Voting in a Contested Election) of the Stockholders Agreement is hereby amended by deleting the phrase “in the same proportion as … authority with respect to,” and inserting the word “for” in lieu thereof.

SECTION 2.3 Adjustment of Voting Discretion such that HNA Must Vote Shares in Excess of 5% in Same Proportion as Non-HNA Shareholders on Matters Other than Election of Directors. Effective upon the closing of the First Public Offering, the definition of “Voting Percentage Limit” in Article I, Section 1.1 (Defined Terms) of the Stockholders Agreement is hereby amended to delete each reference to “fifteen percent (15%)” and replace it with “five percent (5%)”.

SECTION 2.4 Elimination of HNA Right of First Refusal. Effective upon the closing of the First Public Offering, Section 4.2 (Right of First Refusal) of the Stockholders Agreement is hereby deleted.

SECTION 2.5 Resignation of HNA Designee. HNA shall use its best efforts to cause Xianyi Mu to satisfy the Resignation Condition.

ARTICLE III

OPTION FOR THE COMPANY TO REPURCHASE COMMON STOCK HELD BY HNA

SECTION 3.1 Grant of Option for the Company to Repurchase Common Stock Held by HNA. HNA, on behalf of itself and any other Holders (as defined in the Registration Rights Agreement), and the Selling Stockholder, each hereby grants to the Company an option (the “Option”) to repurchase from HNA, the Selling Stockholder or any other Holders up to an aggregate of 15,750,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), held by HNA, the Selling Stockholder or any other Holders on the date hereof (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement) at a price per share (the “Repurchase Price”) equal to (i) the public offering price per share in the first underwritten public secondary offering of Common Stock held by HNA, the Selling Stockholder or any other Holders (the “First Public Offering”) minus (ii) the underwriting discount and commissions per share in the First Public Offering. The Company may exercise the Option in whole or in part prior to the filing of the first prospectus supplement by the Company in connection with the First Public Offering upon email notice (the “Pre-Offering Notice”) by the Company to HNA. The Pre-Offering Notice shall set forth the number of Option Shares as to which the Company is exercising the Option. Prior to the time of the pricing of the First Public Offering, the Company may, by email notice (the “Pre-Pricing Notice”) to HNA, increase the number of Option Shares being exercised from the amount set forth in the Pre-Offering Notice by up to 7,875,000 shares (it being understood that the maximum number of shares exercised in the Option through the Pre-Pricing Notice and the Pre-Offering Notice shall not exceed an aggregate of 15,750,000 shares). The final number of Option Shares as to which the Option has been exercised, as set forth in the Pre-Offering Notice and (if delivered) the Pre-Pricing Notice, is referred to herein as the “Exercised Option Shares”. The foregoing arrangements shall be documented in a series of email notices as follows (and in the following order): (w) HNA requests the Pre-Offering Notice, (x) the Company delivers a Pre-Offering Notice or declines to do so, (y) HNA advises of the intended pricing of the offering (including public offering price per share and underwriting discounts and commissions per share) and requests the Pre-Pricing Notice and (z) the Company delivers a Pre-Pricing Notice or declines to do so (and, for avoidance of doubt, the pricing shall not occur until the Company has provided its Pre-Pricing Notice or has declined to do so). If the first underwritten public secondary offering of Common Stock as contemplated by Section 1.8 above (or any underwritten public secondary offering thereafter) is abandoned, materially downsized or otherwise materially changes, then at the election of the Company the term “First Public Offering” (and therefore the Option itself) shall apply to the next underwritten public secondary offering of Common Stock held by HNA or any other Holders.

SECTION 3.2 Closing. Delivery of and payment for the Exercised Option Shares shall be made concurrent with the closing of the First Public Offering (the “Option Closing”). Delivery of the Exercised Option Shares shall be made to the Company free and clear of any liens or other encumbrances against payment by the Company by wire transfer payable in same-day funds to the accounts specified by HNA, the Selling Stockholder or the other Holders, as applicable. The Parties shall cooperate to deliver all documents as may be reasonably required to effect such transfer of the purchased Exercised Option Shares to the Company, including stock powers, stock transfer instructions and all other transfer documents. Notwithstanding anything to the contrary contained herein, the Company’s obligation to consummate the Option Closing shall be conditioned on (A) the satisfaction of the Tax Opinion and Audit Cooperation Condition and (B) the simultaneous closing under the underwriting agreement for the First Public Offering. If either condition is not satisfied, the Company shall have the right to do one or both of the following: (x) delay the Option Closing for a period of up to 21 days; and (y) terminate the exercise of the Option.

SECTION 3.3 Assignment. Neither the Company nor HNA or any other Holder shall assign its rights or obligations under this Article III without the prior written consent of the Company and HNA; provided, however, that HNA or any other Holder may assign its rights and obligations under this Article III of this Agreement in whole or in part to any HNA Entity (as defined in the Registration Rights Agreement) to which Registrable Securities are transferred pursuant to, and subject to the conditions set forth in, the Stockholders Agreement, provided, such assignee executes and delivers to the Company a counterpart whereby it agrees to be bound by the terms of Article III of this Agreement. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

SECTION 3.4 Other. The Company, the Selling Stockholder and HNA agree that the agreements, covenants, representations, warranties and other information set forth in Section 5.1 (Notices), Section 5.3 (Amendments; Waiver), Section 5.4 (Third Parties), Section 5.8 (Specific Performance) of the Registration Rights Agreement apply with respect to this Article III. HNA shall cause any other Holder to comply with the terms of this Article III. Notwithstanding the foregoing, the email notices described herein shall take place between three persons designated by the Company in an email communication to HNA on or before the date hereof (the “Company designees”) and three persons designated by HNA in an email communication to the Company on or prior to the date hereof (the “HNA designees”). Each email notice to be sent to the Company or HNA shall be sent to all three Company designees or all three HNA designees, as applicable. HNA will make and receive all email notices on behalf of itself, the Selling Stockholder or any other Holder as applicable.

SECTION 3.5 Entire Agreement. This Article III sets forth the entire understanding of the parties hereto with respect to the subject matter of this Article III. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

SECTION 3.6 HNA Reimburses Option Expenses. HNA shall reimburse the Company for any and all expenses incurred in connection with the negotiation and the exercise of the Option, including the reasonable fees and disbursements of Hogan Lovells US LLP and Ernst & Young LLP for services rendered in connection with the negotiation and the exercise of the Option. Such expenses shall be reimbursed at the time or times designated by the Company, but no earlier than the closing date for the First Public Offering. The underwriting agreement for the first underwritten public secondary offering shall expressly provide that the expenses referenced in this Section 3.6 shall be directly paid to Hogan Lovells US LLP or Ernst & Young LLP from the proceeds otherwise payable to the applicable Holder.

ARTICLE IV.

OTHER

SECTION 4.1 Cooperation. HNA shall reasonably cooperate (and cause its affiliates to reasonably cooperate) in obtaining any tax opinions required to be delivered in connection with the Tax Matters Agreement, dated January 2, 2017, among the Company, Hilton Worldwide Holdings Inc., Hilton Grand Vacations Inc., and Hilton Domestic Operating Company Inc., including by (i) making reasonable representations required in connection with any such opinion, (ii) maintaining and making available to the Company all records necessary in connection with such opinions and (iii) making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. In addition, HNA shall reasonably cooperate (and cause its affiliates to reasonably cooperate) in connection with any future tax audit of the Company, including making records, other information and employees available on a mutually convenient basis.

SECTION 4.2 Representations and Warranties of the Company. The Company hereby represents and warrants to HNA as follows: (i) the Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement; (iii) the execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (as defined in the Registration Rights Agreement) (except for any such consents or approvals which have been obtained) under, (x) applicable Law (as defined in the Registration Rights Agreement), (y) the organizational documents of the Company or (z) any contract or agreement to which the Company is a party; (iv) the execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and (v) this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HNA, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 4.3 Representations and Warranties of HNA and the Selling Stockholder. HNA and the Selling Stockholder hereby represent and warrant to the Company as follows: (i) HNA is duly organized and validly existing under the laws of the PRC and the Selling Stockholder is duly organized and validly existing under the laws of the State of Delaware, (ii) HNA and the Selling Stockholder each have all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (iii) the execution and delivery by each of HNA and the Selling Stockholder of this Agreement and the performance by each of HNA and the Selling Stockholder of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its organizational documents or (z) any contract or agreement to which it is a party; (iv) the execution and delivery by each of HNA and the Selling Stockholder of this Agreement and the performance by each of HNA and the Selling Stockholder of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part, (v) this Agreement has been duly executed and delivered by each of HNA and the Selling Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of HNA and the Selling Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (vi) the Selling Stockholder (or, if applicable, HNA or any other Holder) shall have good and marketable title to the Exercised Option Shares delivered to the Company upon closing of the Option, free and clear of any and all liens, security interests, mortgages, rights of first refusal, agreements, restrictions, levies, claims, pledges, equities, options, contracts assessments, conditional sale agreements, charges and other encumbrances or interests of any nature whatsoever, excluding any restrictions created by the organizational documents of the Company or applicable securities laws (none of which restrict the ability of the Selling Stockholder (or, if applicable, HNA or any other Holder) to complete the transactions contemplated by this Agreement) and (vii) the Selling Stockholder is the current owner of all of the 53,651,453 shares of Company Common Stock owned directly or indirectly by HNA.

SECTION 4.4 Effect of Agreement; Defined Terms. Except as expressly set forth herein, (i) Article I of this Agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Registration Rights Agreement and (ii) Article II of this Agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stockholders Agreement. Capitalized terms used but not defined in this Article I or Article II shall have the meanings set forth in the Registration Rights Agreement or Stockholders Agreement, respectively.

SECTION 4.5 Governing Law/Jurisdiction/JURY TRIAL WAIVER. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this Agreement submits to the exclusive jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with the notice provisions of this Agreement) or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

SECTION 4.6 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 4.7 Additional Matters. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. PDF scan signatures shall be accepted as valid execution of this Agreement. The headings, subheadings and captions contained herein are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 4.8 Selling Stockholder. The Selling Stockholder hereby executes this Agreement as a Holder. Any Holder that is a transferee of Registrable Securities from the Selling Stockholder, and any Holder named as a “selling stockholder” in a prospectus supplement filed by the Company in connection with an underwritten offering requested by HNA or any Holder pursuant to the Registration Rights Agreement, as amended by this Agreement, shall execute and deliver to the Company a counterpart to this Agreement whereby it agrees to be bound by the terms of this Agreement as a Holder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PARK HOTELS & RESORTS INC.

By:	/s/ Thomas J. Baltimore, Jr.
Name:	Thomas J. Baltimore, Jr.
Title:	Chairman, CEO & President

HNA TOURISM GROUP CO., LTD.

By:	/s/ Tian Jianjun
Name:	Tian Jianjun
Title:	Chief Financial Officer

HNA HLT HOLDCO I LLC

By:	/s/ Wang Xun
Name:	Wang Xun
Title:	Manager